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									OMB APPROVAL

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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 2)

					SJNB FINANCIAL CORP.
					  (Name of Issuer)

						COMMON STOCK
				(Title of Class of Securities)

						784273104
					  (CUSIP Number)

					December 31, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/_x_/	Rule 13d-1(b)
					/___/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 784273104				13G				Page 2 of 6 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Pine Capital Management, Incorporated  94-3146402
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/x/
	(b)/ /
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0 Shares
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			113,719 Shares
	 REPORTING			---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			113,719 Shares
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					0 Shares
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	113,719 Shares
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

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11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.8%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------

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CUSIP No. 784273104				13G				Page 3 of 6 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Hoefer & Arnett, Inc.  94-2831518
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/x /
	(b)/ /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			0 Shares
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			0 Shares
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			6,000 Shares
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					0 Shares
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	6,000 Shares
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
	Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	BD
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CUSIP No. 784273104				13G			Page 4 of 6 Pages

ITEM 1.

     (a)  The name of the issuer is SJNB Financial Corp.(the "Issuer").

     (b) The principal executive office of the Issuer is located at One North Market Street, San Jose, California 95113.


ITEM 2.

     (a) The names of the persons filing this statement are Pine Capital Management, Incorporated ("Pine") and Hoefer & Arnett, Inc. ("Hoefer & Arnett") (collectively, the "Filers").

     (b) The principal business office of the Filers is located at 353 Sacramento Street, 10th Floor, San Francisco, California 94111.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 784273104


ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_x_	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 784273104				13G			Page 5 of 6 Pages

ITEM 4.  OWNERSHIP

	(a)	Amount beneficially owned:	119,719 Shares

	(b)	Percent of class:	5.1%

	(c)	Number of shares as to which the person has:

	   (i)	Sole power to vote or to direct the vote: 0 Shares

	   (ii)	Shared power to vote or to direct the vote: 113,719 Shares

        (iii)	Sole power to dispose or to direct the disposition of:
			119,719 Shares

        (iv)	Shared power to dispose or direct the disposition of: 0
			Shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

	Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

	The Stock is held for the accounts for clients of Pine, a registered investment adviser, and Hoefer & Arnett, a registered broker-dealer. Pine holds the Stock in a fiduciary capacity and Hoefer & Arnett holds the Stock pursuant to discretionary authority. Clients of Pine and Hoefer & Arnett have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Stock. No client is known to have such right or power with respect to more than five percent of the outstanding Stock. Hoefer & Arnett does not have the power to vote, or to direct the voting of, the Stock held by it in its capacity as broker. Pine and Hoefer & Arnett are 'affiliates' within the meaning of 17 C.F.R Section 240.12b-2.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

CUSIP No. 784273104				13G			Page 6 of 6 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Pine is a registered investment adviser. Hoefer & Arnett is a registered broker-dealer.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							PINE CAPITAL MANAGEMENT, INCORPORATED


Dated:	February 14, 2000		By:/s/ Philip Economopoulos
								 Philip Economopoulos
								    President

							HOEFER & ARNETT, INC.


Dated:	February 14, 2000		By:/s/ Philip Economopoulos
								    Philip Economopoulos
								    Secretary





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